UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

AMERICA’S SUPPLIERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-27012	27-1445090
(State or Other Jurisdiction of Incorporation or	(Commission File	(I.R.S. Employer Identification
Organization)	Number)	No.)

7575 E. Redfield Rd., Suite 201, Scottsdale, AZ 85260

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (480)-922-8155

______________________Not Applicable___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 26, 2013, America’s Suppliers, Inc. (the “Company”) entered into a $225,000 line of credit (the “LOC”) with Comerica Bank (the “Lender”). The LOC has a maturity date of March 26, 2014 (the “Maturity Date”) and interest payments due monthly at an annual rate of prime plus 1.5% (with the prime rate never to be below LIBOR plus 2.5%). The LOC is personally guaranteed (the “Guarantee”) by Christopher Baker, the Chairman of the Board of Directors of the Company (the “Board”) and the beneficial owner of a majority of the Company’s issued and outstanding shares of common stock, par value $0.001.

At a meeting of the Board on November 6, 2013, a quorum of the members in attendance that did not including Mr. Baker, discussed and approved making quarterly payments to Mr. Baker for the Guarantee. Each quarterly payment will equal 1.5% of the total available amount under the LOC, or $3,375, and will be made for each quarter in the immediately following quarter (collectively, the “Quarterly Payments”). Notwithstanding the foregoing, the initial payment made to Mr. Baker will equal $10,125 and constitute consideration for Mr. Baker’s providing the Guarantee from March 26, 2013 through December 31, 2013. This initial payment will be made to Mr. Baker in the fourth quarter of the 2013 fiscal year.

If the Company elects to extend the LOC beyond the Maturity Date and Mr. Baker agrees to continue to providing the Guarantee for any such extended term, the Company intends to continue making the Quarterly Payments to Mr. Baker. These payments will continue until such time that the LOC is terminated by Lender or the Company, or Mr. Baker otherwise ceases to provide the Guarantee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Suppliers, Inc.

By:	/s/ Marc Joseph
Name:	Marc Joseph
Title:	President and Chief Executive Officer

Date: November 12, 2013